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                                                                      EXHIBIT 99

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Press Release


    Superconductor Technologies Inc. Announces $13 Million in Equity Funding

        Company Closes on $11.2 Million with Added $1.8 Million Expected to Close Within 10 Days

       Financing Supports Growth and Planned Major Production Ramp in 2002

SANTA BARBARA, CALIF., MARCH 13, 2002 / -- Superconductor Technologies Inc. (Nasdaq: SCON) ("STI") the global leader in high-temperature superconducting
(HTS) products for wireless voice and data applications, announced today it has received binding commitments totaling $13.0 million in a new equity private placement with institutional investors represented by Special Situations Funds, RS Investments, Palo Alto Investors and a large Boston-based institutional investment advisor. Wells Fargo Securities served as the placement agent for this transaction.

The transaction is expected to generate net proceeds of $12.4 million. STI closed commitments totaling $11.2 million on March 12, 2002 and expects to close the remaining commitment for $1.8 million within 10 days. STI may decline to accept the additional investment if Nasdaq concludes that accepting it would require shareholder approval. In that event, the net proceeds of the transaction would be $10.6 million.

If the remaining commitment is accepted, STI will have issued a total of 3,714,286 shares of common stock at $3.50 per share and 5-year warrants to purchase an additional 557,143 shares of the common stock at $5.50 per share. The common stock was priced on February 27, 2002 when the term sheet was signed, and the Company's common stock closed at $4.02 per share on that date. The underlying warrants were priced on March 6, 2002 when the definitive purchase agreement was signed, and the Company's common stock closed at $4.45 per share on that date.

"With strong yearend 2001 backlog of $21.0 million, STI is experiencing an exciting year of growth in 2002. This financing provides us with added working capital to meet these growth requirements and to build the company during this opportune period," said M. Peter Thomas, STI's president and chief executive officer. "As a result, we are implementing a comprehensive facility expansion. We plan to invest more than $7.0 million to expand manufacturing space by 60 percent and, with our present SuperFilter product mix, to triple manufacturing capacity to 600 systems per quarter, easily expandable to 1,000 units per quarter. With these factory enhancements we also



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expect to improve direct labor efficiency by 30 percent or more this year while also adding up to 100 manufacturing employees by year end."

"We believe the ability to smoothly meet demand for larger procurements of HTS filters will become an increasingly important competitive factor, and we fully expect to maintain our lead in the industry," Thomas concluded.

The securities sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements of the Securities Act. STI has agreed to file a registration statement by April 11, 2002 covering the shares of common stock issued at the closing and upon exercise of the warrants.

About STI

Superconductor Technologies Inc., headquartered in Santa Barbara, CA, is the global leader in developing, manufacturing, and marketing superconducting products for wireless networks. STI's Total Link Enhancement(SM) solutions are proven to increase capacity utilization, lower dropped and blocked calls, extend coverage, and enable higher wireless transmission data rates.

SuperFilter(R), the company's flagship product, incorporates patented high-temperature superconductor (HTS) technology to create a cryogenic receiver front-end (CRFE) used by wireless operators to enhance network performance while reducing capital and operating costs. More than 1,000 SuperFilter Systems have been deployed worldwide logging in excess of 13 million hours of cumulative operation.

SuperFilter and Total Link Enhancement are trademarks or registered trademarks of Superconductor Technologies Inc. in the United States and in other countries. For more information about STI, please visit www.suptech.com.

Safe Harbor Statement

The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: the Company's ability to expand its operations to meet anticipated product demands; the ability of the Company's products to achieve anticipated benefits for its customers; the anticipated growth of the Company's target markets; unanticipated delays in shipments to customers; the Company's ability to achieve profitability; the uncertainties of litigation and the outcome of patent litigation with ISCO International. The Company refers interested persons to it most recent Quarterly Report on Form 10-Q and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

For further information please contact Martin McDermut, Senior Vice President, Chief Financial Officer of Superconductor Technologies Inc., +1-805-690-4500,



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mmcdermut@suptech.com; or Investors, David Barnard, david@lhai-sf.com, or Moriah
Shilton of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.

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